SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                        ------------------

                           SCHEDULE 13D
                        (Amendment No. 7)
            UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        ------------------

                         PLD Telekom Inc.
                             (Issuer)

                        ------------------

             Common Stock, par value $0.01 per share
                  (Title of Class of Securities)

                            71623P102
              (CUSIP Number of Class of Securities)

                        ------------------

                        Kenneth C. Claydon
                      Cable and Wireless plc
                        124 Theobalds Road
                         London WC1X 8RX
                             England
                         (0171) 315 4000
    (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of Bidder)

                        ------------------

                   Copies of communications to:
                      Edward F. Greene, Esq.
                Cleary, Gottlieb, Steen & Hamilton
                         City Place House
                       55 Basinghall Street
                         London EC2V 5EH
                          United Kingdom

                               N/A
                          Time of Event

-------------------------          ------------------------------
CUSIP No. 71623P109                        Page 2 of 5 Pages
-------------------------          ------------------------------

-----------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Cable and Wireless Public Limited Company
-----------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    See Items 2 and 4                                   (a) |_|
                                                        (b) |_|
-----------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------
4.  SOURCE OF FUNDS

    Not applicable.
-----------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                            |_|
-----------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United Kingdom
-----------------------------------------------------------------
 NUMBER OF   7.      SOLE VOTING POWER
   SHARES            - 0 -
            -----------------------------------------------------
BENEFICIALLY 8.      SHARED VOTING POWER
  OWNED BY           - 0 -
            -----------------------------------------------------
    EACH     9.      SOLE DISPOSITIVE POWER
 REPORTING           - 0 -
            -----------------------------------------------------
PERSON WITH  10.     SHARED DISPOSITIVE POWER
                     - 0 -
-----------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

    - 0 -
-----------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
    EXCLUDES CERTAIN SHARES
                                                            |_|
-----------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    - 0 -
-----------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    CO
-----------------------------------------------------------------

                           SCHEDULE 13D

-------------------------          ------------------------------
CUSIP No. 71623P109                        Page 3 of 5 Pages
-------------------------          ------------------------------

-----------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Navona Communications Corporation Ltd.
-----------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    See Items 2 and 4                                   (a) |_|
                                                        (b) |_|
-----------------------------------------------------------------
3.  SEC USE ONLY

-----------------------------------------------------------------
4.  SOURCE OF FUNDS

    Not applicable.
-----------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                            |_|
-----------------------------------------------------------------
6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
-----------------------------------------------------------------
 NUMBER OF   7.      SOLE VOTING POWER
   SHARES            - 0 -
            -----------------------------------------------------
BENEFICIALLY 8.      SHARED VOTING POWER
  OWNED BY           - 0 -
            -----------------------------------------------------
    EACH     9.      SOLE DISPOSITIVE POWER
 REPORTING           - 0 -
            -----------------------------------------------------
PERSON WITH  10.     SHARED DISPOSITIVE POWER
                     - 0 -
-----------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

    - 0 -
-----------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
                                                            |_|

-----------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    - 0 -
-----------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    CO
-----------------------------------------------------------------

           This Amendment No. 7 to Statement on Schedule 13D (this "Amendment") relates to the Common Shares, without par value (the "Common Shares") of PLD Telekom Inc., a Delaware corporation (the "Company"), which was formerly known as Petersburg Long Distance Inc. and supplements the information set forth in the Statement on Schedule 13D of Cable and Wireless Public Limited Company ("Cable and Wireless") and Navona Communications Corporation Ltd. ("Navona") filed on April 7, 1994, as amended by Amendment Nos. 1 to 6 thereto (collectively, the "Statement")

           Unless otherwise indicated, capitalized terms have the meanings assigned to such terms in the Statement.

Item 5.    Interest in Securities of the Issuer

           Item 5 of the Statement is hereby supplemented to add the following information:

           C. In August 1998, the transactions described in paragraphs A. and B. of Item 5 of the Statement were consummated and C&W ceased to have an ownership interest in PLD.


                        Page 4 of 5 Pages

                            SIGNATURE

           After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this Amendment No. 7 to Statement on Schedule 13D is true, complete and correct.

                               CABLE AND WIRELESS plc

October 20, 1998               By: K. Claydon
------------------------          --------------------------
Date
                               NAVONA COMMUNICATIONS
                               CORPORATION LTD.

                               -----------------------------
                               By:  Cable and Wireless plc*

October 20, 1998               By:  K. Claydon
------------------------          --------------------------
Date



* Pursuant to Joint Filing Agreement and Power of Attorney of Navona in favor of Cable and Wireless regarding the filing of
Schedule 13D and amendments thereto dated April 4, 1994, which was filed as Exhibit 1 to the Statement on Schedule 13D on April 17, 1994.


                        Page 5 of 5 Pages